                                                                     EXHIBIT 4.2

This Security Has Not Been Registered Under The Securities Act of 1933, As Amended, or any State Securities Laws. It May Not Be Transferred, Pledged or otherwise Sold or assigned Except Pursuant To An Effective Registration Statement Under Said Act and any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.

NO. 1                                                     $4,000,000

DATED: JUNE 15, 2001


                            U.S. PLASTIC LUMBER CORP.

                         18% DEBENTURE DUE MAY 31, 2002

         THIS DEBENTURE ("Debenture") is one of a duly authorized issue of Debentures of U.S. PLASTIC LUMBER CORP., a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as the Company's 18% Debentures Due, in an aggregate principal amount of Four Million U.S. Dollars (U.S.$4,000,000) (the "Debenture").

         FOR VALUE RECEIVED, the Company promises to pay to HALIFAX FUND, L.P., the initial holder hereof, or its order (including successors-in-interest, the "Holder"), the principal sum of FOUR MILLION U.S. DOLLARS (U.S.$4,000,000) on May 31, 2002 (the "Maturity Date") and to pay interest on the principal sum outstanding under this Debenture ("Outstanding Principal Amount"), at the rate of 18% per annum payable quarterly in arrears on the first day of January, April, July and October of each year (each an "Interest Payment Date"), with the first such payment due on July 1, 2001. Interest shall accrue daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "Debenture Register"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Debenture Purchase Agreement dated as of June 4, 2001 between the Company and the Holder (the "Purchase Agreement") or the Registration Rights Agreement dated as of June 4, 2001 between the Company and the Holder (the "Registration Rights Agreement"). Pursuant to Section 3.17 of the Purchase Agreement, in the event that a sale/leaseback of the Company's real estate in Chicago (the "Chicago Real Estate") has not been consummated by August 15, 2001, then effective such date, the interest rate on this Debenture shall, effective such date, be increased to 25% per annum.

         The principal of, interest on, and default payments (referred to below) in respect of this Debenture are payable in such coin or currency of the United States as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time.

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         The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date and addressed to such Holder at the last address appearing on the Debenture Register.

         The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the 31st day following the occurrence and during the continuance of an Event of Default hereunder, at the rate equal to the lower of 25% or the highest rate permitted by law.

         Additional cash payments (referred to as "default payments") may be required pursuant to the Registration Rights Agreement if there occurs an "Interfering Event" (as defined therein). Such default payments, if not paid in cash when due, may be treated by the Holder in its sole discretion as being added to the Outstanding Principal Amount due under this Debenture.

         Subject to applicable law, any interest otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period, would not exceed such highest legal rate.

         The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement, Registration Rights Agreement and the Security Agreement (as defined below), including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

         This Debenture is subject to the following additional provisions:

         1. DENOMINATION. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. TRANSFERS. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

         3. DEFINITIONS. For purposes hereof the following definitions shall apply:

                  "Change in Control Transaction" shall mean the occurrence of
(x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation,


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

tender offer or similar transaction, (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power or (z) any sale, transfer, lease or other disposition whether in one or a series of transactions, of all or substantially all of the Company's assets.

                  "Closing Date" shall mean the date of original issuance of this Debenture.

                  "Common Stock" shall mean the common stock, par value $0.0001, of the Company.

                  "Conversion Notice" shall have the meaning set forth in
Section 5(e).

                  "Conversion Price" shall have the meaning set forth in Section 5(c).

                  "Conversion Rate" shall have the meaning set forth in Section 5(b).

                  "Floating Reference Period" refers to the twenty two (22) Trading Day period referred to in Section 5(c).

                  "Floating Reference Price" refers to any of the trading prices calculated in the computation of the Floating Price set forth in Section 5(c).

                  "Holder Conversion Date" shall have the meaning set forth in
Section 5(e).

                  "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

                           (i)      If the Common Stock is listed on NASDAQ, the
closing bid price on the date of valuation;

                           (ii)     If the Common Stock is listed on the New
York Stock Exchange or the American Stock Exchange, the closing bid price on such exchange on the date of valuation;

                           (iii)    If neither (i) nor (ii) apply but the Common
Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, the lesser of (A) the lowest sales price or
(B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

                           (iv)     If neither clause (i), (ii) or (iii) above
applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.


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

                  "Restricted Ownership Percentage" shall have the meaning set forth in Section 12.

                  "Trading Day" shall mean a day on which the Common Stock is traded on the NASDAQ or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

         4. CHANGE IN CONTROL, ETC. If at any time there occurs any Change in Control Transaction, Holder shall be entitled, at its sole option, to have the Company redeem this Debenture in whole or in part at a redemption price equal to 130% of the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and penalties on this Debenture. Such Holder shall be entitled to make such election at any time after commencement and up to 10 days after the effective date of the Change in Control Transaction. For purposes of this Section 4, the commencement date shall be the day upon which the Change in Control Transaction was publicly announced.

         5. CONVERSION AT THE OPTION OF THE HOLDER. In the event that a sale/leaseback transaction of the Chicago Real Estate, yielding net proceeds to the Company of at least $7.5 million, has not been effected by August 15, 2001 (the "TRIGGERING EVENT"), then, the Holder of this Debenture shall have the following conversion rights.

                  (a) Holder's Right to Convert. This Debenture shall be convertible at any time following the Triggering Event, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

                  (b) Conversion Price for Holder Converted Shares. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:


                                    P + I + D

                         ------------------------------

                                Conversion Price

         P = Outstanding Principal Amount of this Debenture submitted for conversion
         I = accrued but unpaid interest (not previously added to principal) on P as of the Holder Conversion Date
         D = default payments (not previously added to principal) on P as of the Holder Conversion Date


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

                           The number of shares of Common Stock into which each
$1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate."

                  (c)      Conversion Price. Subject to adjustments pursuant to
Section 6, this Debenture will have a conversion price (the "Conversion Price") equal to the average of the lowest trading prices of the Common Stock on the principal trading market for such Common Stock (which is currently the Nasdaq National Market) during any three (3) Trading Days occurring during the 22 Trading Days immediately prior to but not including the Holder Conversion Date.

                  (d) Adjustments to Floating Reference Prices. In the event that during the Floating Reference Period provided for above, the Company shall pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split (each such Company action shall be referred to herein as an "Adjustment Event"), then each Floating Reference Price prior to the date of such Adjustment Event shall be proportionately decreased or increased, as appropriate, to give effect to such event.

                  (e) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder (i) shall give written notice in the form of EXHIBIT 1 hereto (the "Conversion Notice") by facsimile to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion (the date such notice is given being the "Holder Conversion Date"), and (ii) as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures.

                           The Company shall issue and deliver within one
business day of the delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


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

                  (f) In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Debentures or the Warrant Shares (as defined in the Purchase Agreement) deliverable upon exercise of Warrants (as defined in the Purchase Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or exercise to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 and 6 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

         6.       REORGANIZATIONS.

                  (a) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 6), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

                  (b) If at any time or from time to time after the Closing Date there is a capital reorganization of the Common Stock, including by way of a sale of all or substantially all of the assets of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6), then, as a part of and a condition to such reorganization, provision shall be made in a manner reasonably acceptable to the Holders of the Debentures so that the Holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders of the Debentures after the reorganization to the end that the provisions of this Section 6 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the


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

formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

         7. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

         8. SECURITY. The obligations of the Company pursuant to this Debenture are secured pursuant to the terms of a security agreement, dated as of June 4, 2001 by and between the Holder and the Company.

         9.       RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

                  (a) Reservation Requirement. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debentures as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, 200% of the maximum number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Sections 5 and 6 hereof) upon the conversion of all of the Debentures pursuant hereto. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Without in any way limiting the foregoing, so long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement.

                  (b) Deficiency. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement such Holder shall be entitled to the rights and remedies set forth in the Registration Rights Agreement.

         10. NO REISSUANCE OF THE DEBENTURE. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

         11. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

         12.      LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

                  (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder at any time upon conversion of this Debenture (including dividends paid in shares of Common Stock)


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

pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "affiliates" (as defined in Rule 144 of the Securities Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act, exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage to what Holder would otherwise be entitled under this Debenture immediately upon notice to the Company and (y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change in Control Transaction.

                  (b) Each holder covenants at all times on each day (each such day being referred to as a "COVENANT DAY") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "COVENANT PERIOD") such holder will not acquire shares of Common Stock pursuant to any right (including conversion of this Debenture) existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such Holder and its Aggregation Parties (ignoring all dispositions) would exceed:

                  (A) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period, minus

                  (B) the number of shares of Common Stock actually owned by such Holder and its Aggregation Parties at the commencement of the Covenant Period.

                           A new and independent covenant will be deemed to be
given by the holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. Each holder agrees to comply with each such covenant. This Section 12 controls in the case of any conflict with any other provision of the Purchase Agreement or any agreement entered into in connection therewith.

                           The limitations contained in paragraphs (a) and (b)
above of this Section 12 may be enforced by the Company as follows: the Company's obligation to issue Common Stock which would exceed the limits referred to in paragraphs (i) and (ii) of this Section 12 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.


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

                  (c) Under certain circumstances specified in Section 3.14 of the Purchase Agreement, certain Debentures that are the subject of a Conversion Notice must be converted for cash.

         13. OBLIGATIONS ABSOLUTE. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and default payments on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

         14. WAIVERS OF DEMAND, ETC. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         15. REPLACEMENT DEBENTURE. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

         16. PAYMENT OF EXPENSES; ISSUE TAXES. The Company agrees to pay all debts and expenses, including attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Purchase Agreement, any Warrant or the Registration Rights Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of any Debenture pursuant hereto.

         17. DEFAULTS. If one or more of the following described "Events of Default" shall occur:

                  (A) The Company shall default in the payment of (i) interest on this Debenture, and such default shall continue for five (5) business days after the due date thereof, or (ii) the principal of this Debenture; or

                  (B) Any of the representations or warranties made by the Company herein, in the Purchase Agreement, the Security Agreement, the Registration Rights Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading in any material respect at the time made; or


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

                  (C) The Company shall fail to materially perform or observe any covenant or agreement in the Purchase Agreement, the Security Agreement or the Registration Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure; or

                  (D) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (E) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                  (F) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

                  (G) The Company shall, in one or a series of transactions, sell or otherwise transfer all or substantially all of its assets; or

                  (H) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

                  (I) The Company shall be in material default of any of its indebtedness that gives the holder thereof the right to accelerate such indebtedness; or

                  (J) Without limiting the generality of paragraph I above, the Company shall not have paid in full the payment, due June 30, 2001, pursuant to the Loan Agreement (as defined in the Purchase Agreement); provided, however, that such event shall not constitute an Event of Default where, prior to June 30, 2001, the


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

                           lenders under the Loan Agreement and the Company shall have agreed to a written amendment to the Loan Agreement whereby the June 30, 2001 payment is eliminated or moved to a later date.

                  (K) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced;

                  (L) A tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced; or

                  (M) An "Event of Default" shall have occurred under the 2000 Debentures (as defined in the Purchase Agreement) or the Company shall be in breach of the terms of the Purchase Agreement, Warrants and Registration Rights Agreement relating thereto.

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to 125% of the Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest and default payments on the Debenture.

         18. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

         19. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         20. ASSIGNMENT, ETC. The Holder (but not the Company) may, subject to compliance with the requirements of the Securities Act of 1933, as amended, transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and


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

mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

         21. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         22. CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture.

         23. NOTICES. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

         24. SPECIFIC ENFORCEMENT. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

         25. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimilied or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

         26. GOVERNING LAW; CONSENT TO JURISDICTION. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts to be executed and performed entirely within such state. The Company (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal court located in New York County, New York for the purposes of any suit, action or proceeding arising out of or related to this Debenture and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party as provided herein and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.



                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.



                                 U.S. PLASTIC LUMBER CORP.



                                 By: /s/ Bruce C. Rosetto
                                    ------------------------------------------
                                    Name: Bruce C. Rosetto
                                    Title: Vice President and General Counsel



          SIGNATURE PAGE TO 18% DEBENTURE OF U.S. PLASTIC LUMBER CORP.

                                    EXHIBIT 1

                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
                         18% DEBENTURE DUE May 31, 2002


The undersigned, as Holder of the 18% Debenture Due May 31, 2002 of U.S. PLASTIC LUMBER CORP. (the "Company"), in the outstanding principal amount of U.S.$4,000,000 (the "Debenture"), hereby irrevocably elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:         NAME OF HOLDER:
                                               ---------------------------------

                                By:
                                   ---------------------------------------------
                                      Print Name:
                                      Print Title:

                                Print Address of Holder:

                                ------------------------------------------------

                                ------------------------------------------------

                                Issue Common Stock to:
                                                      --------------------------
                                at:
                                   ---------------------------------------------

                                Electronically transmit and credit Common
Stock to:
                                                   at:
                                ------------------    --------------------------

                                ------------------------------------------------
                                  Date of Conversion

                                ------------------------------------------------
                                  Applicable Conversion Rate

                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

PAGE 2 TO CONVERSION NOTICE FOR:
                                ------------------------------------------------
                                      (NAME OF HOLDER)


              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A.       Outstanding Principal Amount converted:                      $
                                                                       ---------

B.       Accrued, unpaid interest on Outstanding Principal Amount     $
converted:                                                             ---------

C.       Default payments due Holder on Outstanding Principal Amount  $
converted:                                                             ---------

                                                                      ----------
TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)                    $
                                                                       ---------

                                                                      ==========




EXCHANGE PRICE                                                        $
                                                                       ---------

Number of Shares of Common Stock = Total dollar amount converted      $
                                                                      ----------
=                                                                     $
                                    Conversion Price

NUMBER OF SHARES OF COMMON STOCK =
                                    ---------------------------


If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):


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Please issue and deliver _____ new Debenture(s) in the following amounts:


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